Exhibit 99.1

Company Contact: Michael Anthofer EVP and CFO 408-321-6711 Moriah Shilton Investor Relations 408-321-6713 Judy Erkanat Media Relations 408-321-6751

Supreme Court Rejects Petition for Certiorari, Affirming Tessera Win

SAN JOSE, Calif. -- Nov. 29, 2011 -- Tessera Technologies, Inc. (NASDAQ: TSRA) (the ‘‘Company’’) today announced that on Nov. 28, 2011, the United States Supreme Court rejected petitions for certiorari seeking review of the judgment of the U.S. International Trade Commission (ITC) in Investigation No. 337-TA-605 (Wireless ITC action) in favor of Tessera, Inc., leaving intact a finding that the patents asserted by Tessera, Inc. were valid and infringed by certain wireless semiconductor manufacturers.

“We are heartened to see that despite Respondents’ efforts to delay, the highest court in the United States has now upheld our patent rights,” said Robert A. Young, chairman and chief executive officer, Tessera Technologies, Inc. “The Supreme Court's ruling removes the last procedural hurdle to getting the stayed cases in the federal district courts moving forward. Tessera, Inc. prefers to settle disputes like these through broad portfolio license agreements that reflect the value of its patents, but intends, in the absence of a licensing agreement, to pursue damages for each Respondent's infringements in these district court cases.”

The Wireless ITC action was brought against Respondents Qualcomm, Freescale, ST Microelectronics, ATI, Spansion and Motorola. Tessera, Inc. asserted infringement of two patents, U.S. Patent Nos. 6,433,419 and 5,852,326. Motorola settled with Tessera, Inc. before the decision of the ITC became final. The ITC found the Tessera, Inc. patents valid and infringed, and issued a Limited Exclusion Order and Cease and Desist Orders against the remaining Respondents. On Sept. 24, 2010, the patents at issue in the case expired. On Dec. 21, 2010, the U.S. Court of Appeals for the Federal Circuit affirmed the rulings of the ITC.

Related district court actions against the Respondents are pending but currently stayed in the Eastern District of Texas and the Northern District of California. A Case Management Conference is scheduled for Jan. 4, 2012 in the Northern District of California regarding certain of these stayed cases.

Tessera Technologies, Inc. also announced today an update to its disclosure practices. In addition to complying with SEC and NASDAQ mandated requirements, the Company has historically issued press releases similar to this release with respect to litigation matters as a matter of course. The Company is changing this practice and, in addition to all required disclosure, intends to comment publicly on litigation matters on a more selective basis, taking into account the adequacy of SEC and NASDAQ disclosure requirements to serve the needs of its stockholders. As always, the Company assumes no obligation to update the information it publicly provides.

Safe Harbor Statement

This document contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the beliefs of the Company and its subsidiaries regarding civil litigation procedures, the pursuit of damages for Respondents’ infringements, and the Company’s future disclosure practices. Material factors that may cause results to differ from the statements made include changes to the plans or operations relating to the Company’s businesses and groups, market or industry conditions; the future expiration of license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigation, or any invalidation or limitation of key patents; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect the Company’s ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt technologies covered by the Company’s patents; and the future expiration of the Company’s patents. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2010, and its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2011, includes more information about factors that could affect the Company's financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company's website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

About Tessera

Tessera Technologies, Inc, through its subsidiaries, develops, invests in, licenses and delivers innovative miniaturization technologies and products for wireless and computing products. The Company is headquartered in San Jose, California. More than 65% of the Company's employees are dedicated technologists or inventors. The Company's micro-electronics solutions enable smaller, higher-functionality devices through chip-scale and wafer-level packaging, silicon-level interconnect and 3-D packaging, as well as silent air cooling technology. The Company's imaging and optics solutions provide cost-effective, high-quality camera functionality in consumer electronic products through technologies that include Extended Depth of Field (EDoF), zoom and MEMS-based auto-focus. The Company also offers custom micro-optics for semiconductor lithography, communications, medical, industrial and other applications. For information call 1.408.321.6000 or go to www.tessera.com.

Tessera, Tessera, Inc., the Tessera logo, DigitalOptics Corporation, and Invensas Corporation are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

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